SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549

                     ---------------------

                         SCHEDULE 14A
                        (Rule 14a-101)

            INFORMATION REQUIRED IN PROXY STATEMENT

                   SCHEDULE 14A INFORMATION
       PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934

                      -------------------



[X]    Filed by the Registrant

[ ]    Filed by a Party other than the Registrant


Check the appropriate box:

[ ]    Preliminary Proxy Statement

[ ]    Confidential, for Use of the Commission Only (as permitted by Rule 14-a6(e)(2))

[X]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        AMES DEPARTMENT STORES, INC.
       ------------------------------------------------------------------
        (Name of Registrant as Specified In Its Charter)

  ----------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


PAYMENT OF FILING FEE  (Check the appropriate box):

[X]    No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
       1) Title of each class of securities to which transaction applies:
       2)  Aggregate number of securities to which transaction applies:
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):
       4)  Proposed maximum aggregate value of transaction:
       5)  Total fee paid:

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       1)  Amount Previously Paid:  $
       2)  Form, Schedule or Registration Statement No.:
       3)  Filing Party:
       4)  Date Filed:

Ames Department Stores, Inc.
2418 Main Street
Rocky Hill, CT  06067-2598



NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 1997


       The Annual Meeting of Stockholders of Ames Department Stores,
Inc., a Delaware corporation (the "Company"), will be held at the Radisson Hotel and Conference Center, Cromwell, Connecticut on Wednesday, May 21, 1997 at 10:00 a.m., to consider and act upon the following matters:


       1. the election of seven (7) directors for a term of one year or until their successor(s) have been elected and qualified;

       2.  the ratification and approval of the appointment of Arthur
           Andersen LLP as independent certified public accountants and auditors for the Company for the fiscal year ending January 31, 1998; and

       3. the transaction of such other business as may properly come before the meeting or any adjournment(s) thereof.


       Pursuant to the By-Laws of the Company, the Board of Directors has fixed the time and date for the determination of stockholders entitled to notice of and to vote at the meeting as of the close of business on March 28, 1997. The stock transfer books of the Company will not be closed. Accordingly, only holders of record of issued and outstanding shares of Common Stock of the Company at such time and on such date will be entitled to notice of and to vote at the Annual Meeting notwithstanding any transfer of any stock on the books of the Company thereafter. A complete list of the stockholders entitled to vote will be available for inspection by any stockholder during the meeting. In addition, the list will be open for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting at the Ames store located at 30 Waterchase Drive, Rocky Hill, Connecticut 06067.


                                        By Order of the Board of Directors


                                        /s/ David H. Lissy
                                        --------------------
Rocky Hill, Connecticut                     David H. Lissy
April 3, 1997                               Secretary



EVEN IF YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE. IF FOR ANY REASON YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO IN THE MANNER SET FORTH IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME PRIOR TO THE CLOSE OF BALLOTING.


Ames Department Stores, Inc.
2418 Main Street
Rocky Hill, CT  06067-2598



PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 1997

GENERAL INFORMATION

This proxy statement is furnished to holders of record of the Common Stock of Ames Department Stores, Inc. ("Ames" or the "Company") in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders to be held on May 21, 1997 at 10:00 a.m. (the "Annual Meeting"), and at all adjournments or postponements thereof, for the purposes set forth in the accompanying notice of meeting.

The mailing address of the principal executive offices of the Company is 2418 Main Street, Rocky Hill, Connecticut 06067-2598 (telephone number 860/257-2000). The enclosed proxy and this proxy statement are first being transmitted to stockholders of the Company, together with the Annual Report on Form 10-K for the fiscal year ended January 25, 1997 ("fiscal year 1996"), on or about April 9, 1997.

Holders of outstanding shares of Common Stock of record at the close of business on March 28, 1997 (the "Record Date") are entitled to notice of and to vote at the meeting. Stockholders representing a majority of the outstanding shares must be present in person or represented by proxy at the meeting for there to be a quorum for the conduct of business. For this purpose, shares which are present or represented by a proxy will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on, or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to, any particular matter. Once a quorum of the stockholders is established, a plurality of the votes represented by shares of Common Stock present in person or represented by proxy at the meeting is necessary for the election of directors; the remaining proposal requires approval by a majority of the outstanding shares. For voting purposes on a particular matter (as opposed to establishing a quorum), abstentions and broker non-votes will not be counted. Broker non-votes occur when a broker nominee (which has voted on one or more matters at the meeting) does not vote on one or more other matters because it has not received instructions to so vote from the beneficial owner and does not have discretionary authority to so vote. At the close of business on the Record Date, there were 21,188,234 shares of Common Stock, par value $.01 per share, of the Company issued and outstanding, each of which is entitled to one vote on each matter to be acted upon at the meeting.

PROXIES

Solicitation: Proxies in the form enclosed are solicited by and on behalf of the Board of Directors of the Company. The persons named in the proxy have been designated as proxies by the Board of Directors.

Actions to be Taken under Proxy: Shares represented by properly executed proxies received by the Company will be voted at the meeting in the manner specified therein or, if no specification is made, will be voted FOR: (1) election of the seven (7) directors listed herein; and (2) ratification and approval of the appointment of Arthur Andersen LLP as the independent certified public accountants and auditors for the Company for the fiscal year ending January 31, 1998.

Proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting in the discretion of the persons named in the proxy. The management of the Company is not aware of any other matters to be presented for action at the meeting.

Execution: If stock is registered in the names of two or more persons, the proxy must be signed by each of them. If stock is registered in the name of a decedent, the proxy must be signed by an executor or administrator whose title must follow his or her signature. If a stockholder is a corporation, the proxy must be signed by an executive officer whose title must be indicated.

Revocation: Any proxy given by a stockholder pursuant to this solicitation may be revoked by the stockholder at any time before it is exercised by written notification delivered to the Company, addressed to David H. Lissy, Secretary, Ames Department Stores, Inc., 2418 Main Street, Rocky Hill, CT 06067-2598, or by executing another proxy bearing a later date or by voting in person at the meeting.


ELECTION OF DIRECTORS
(PROPOSAL NO. 1)


         Seven directors are to be elected at the Annual Meeting of Stockholders to hold office until the next annual meeting of stockholders or until the election and qualification of their respective successors. The Board of Directors has nominated the persons named in the table below, all of whom are currently directors of the Company.

         Unless otherwise specified in a duly executed and returned proxy, the shares voted pursuant thereto will be cast for the nominees. If, for any reason, any of the nominees should be unable to accept the nomination or election, such proxy will be voted for the election of a substitute nominee recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that any nominee will be unable to serve as a director.

         Set forth below is certain relevant information with respect to each nominee as of March 1, 1997:

                                                                                   SHARES OF
                                                                FIRST             COMMON STOCK
     NAME, AGE, PRINCIPAL OCCUPATION,                           BECAME            BENEFICIALLY
     BUSINESS EXPERIENCE AND DIRECTORSHIPS                     DIRECTOR            OWNED  (1)
     --------------------------------------                    --------           ------------
JOSEPH R. ETTORE, age 57 ......................                   1994             185,000
   President, Chief Executive Officer and Director since June, 1994.
Prior to joining Ames, he was President, Chief Executive Officer and
Director of Jamesway Corporation ("Jamesway") from July, 1993 to June,
1994; President, Chief Operating Officer and Director of Jamesway in June, 1993;
Chairman of the Board and Chief Executive Officer of Stuarts Department
Stores, Inc. ("Stuarts") from October, 1992 to June, 1993; and President,
Chief Operating Officer and Director of Stuarts from
October, 1989 to October, 1992. He remained a Director of Stuarts until
May, 1994.  Jamesway filed for protection under Chapter 11 of the
Bankruptcy Code ("Chapter 11") in July, 1993 and emerged from the Chapter
11 case in January, 1995 and refiled for protection under Chapter 11 in
October, 1995.  Stuarts filed under Chapter 11 in December, 1990 and emerged from the Chapter 11 case in October, 1992 and re-filed for protection under Chapter 11 in May, 1995.


                                                                              SHARES OF
                                                                  FIRST      COMMON STOCK
     NAME, AGE, PRINCIPAL OCCUPATION,                             BECAME      BENEFICIALLY
     BUSINESS EXPERIENCE AND DIRECTORSHIPS                       DIRECTOR      OWNED (1)
     -------------------------------------                       --------     ------------

FRANCIS X. BASILE, age 65......................                     1992         13,500
   Chairman and Chief Executive Officer of the
   CIT Group/Factoring, Inc. until his retirement in January, 1992. He was appointed President and Chief Executive Officer of the CIT Group/
   Factoring, Inc. in January, 1986.  Prior to his retirement, he was also a Director and the Chairman of the National Commercial Finance
   Association and a member of its Executive Committee.

PAUL BUXBAUM, age 42 ..........................                     1992*        13,500
   President of Buxbaum, Ginsberg & Associates, a nationwide retail consulting company.  He is also a Director of Richmond
   Gordman 1/2 Price Stores and formerly a
   Director of Herbalife International, Inc.

ALAN COHEN, age 60 ....................................             1992         38,500
   Chairman of Alco Capital Group, Inc., et al.,
   a diversified financial service and investment company, since 1975, and
   Chief Executive Officer of Russ Toggs, Inc., since November, 1993.  He is also Chairman of the Board of Marion Oil Corp. and Alco Cadillac-Pontiac
   Sales Corp., and formerly served as court-appointed trustee of Tower
   Financial Corporation and as Chief Executive Officer of Health-Tex, Inc.

RICHARD M. FELNER, age 61.....................                      1994         16,000
   Head of Richard M. Felner Associates, a consulting firm specializing in retail and commercial real estate, since 1991.  From 1985 to 1991, he was Vice President of Real Estate and Corporate Development, and Director,
   of Worths Stores Corporation, a subsidiary of Reitmans Ltd., Canada's largest women's apparel retailer.

SIDNEY S. PEARLMAN, age 65......................                    1992         15,500
   Currently retired.  He was formerly Senior Vice President/General
   Merchandise Manager of Younkers, Inc. from 1987 to March, 1991.  He has extensive retail experience, having served as president of three different department store chains.

LAURIE M. SHAHON, age 45 .......................                    1995          6,000
   President of Wilton Capital Group since January, 1994 which makes principal investments in later-stage venture capital companies and medium-
   sized management buyouts.  She was previously Managing Director of '21'
   International Holdings, Inc., a private holding company, from April, 1988 to December, 1993.  She is also a Director of Arbor Drugs, Inc., One Price
   Clothing Stores, Inc. and Homeland Holding Corporation.

   (1) As used herein, "beneficial ownership" means the sole or shared power to vote or invest either Common Stock or Warrants, or the right to acquire Common Stock or Warrants within sixty (60) days (e.g., through the exercise of stock options).
        Each director has sole voting and investment power in the shares listed.

        * Chairman of the Board of Directors since July, 1993.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES. YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.


                  BOARD MEETINGS AND COMMITTEES

         During fiscal year 1996, the Board of Directors held eight (8) meetings. With the exception of Mr. Cohen, none of the directors attended fewer than 75% of the total number of meetings of the Board of Directors and committees of which they were members during fiscal year 1996.

         During fiscal year 1996, the Board of Directors had an Audit Committee comprised of Messrs. Basile (Chairman), Buxbaum, and Cohen, and a Compensation Committee comprised of Messrs. Pearlman (Chairman), Basile, and Buxbaum. Commencing with the start of fiscal year 1997, the Audit Committee consists of Messrs. Cohen (Chairman), Basile and Buxbaum, and the Compensation Committee consists of Ms. Shahon (Chairman) and Messrs. Buxbaum and Pearlman. In addition, commencing with the start of fiscal year 1997, the Board of Directors has established a Corporate Governance Committee consisting of Messrs. Felner (Chairman), Pearlman and Ms. Shahon. The Audit Committee is responsible for recommending the appointment of independent accountants and for reviewing the audit reports and fees of the Company's independent public accountants. The Compensation Committee is responsible for recommending the compensation to be paid to the Company's executive officers, and the amount of and the persons to whom stock options should be granted by the Company. The Corporate Governance Committee is responsible for reviewing board structure and process in order to facilitate board oversight of management, representation of stockholder interests, and the performance of other self-determined board functions and duties under applicable law. During fiscal year 1996, there were six (6) formal meetings and numerous other conversations held by the Compensation Committee. The Audit Committee met two (2) times during fiscal year 1996; at each of these meetings, the Audit Committee was joined by other outside directors.


COMPENSATION OF DIRECTORS


         Ames' directors who are not full-time Ames employees receive $40,000 in director's fees ($80,000 per year for the Chairman) for six regular meetings and $3,000 for each additional Board meeting and are reimbursed for their expenses. Directors are also compensated at the rate of $10,000 per year for up to four meetings for each committee on which they serve and $2,500 for each additional committee meeting. For fiscal year 1996, Board activity and meetings exceeded the anticipated number of regular meetings. The directors, however, determined to limit their compensation for fiscal year 1996 to the base fee for meetings and to forego any additional compensation for meetings in excess of the planned schedule.

         Pursuant to the Company's 1994 Non-Employee Directors Stock Option Plan (the "Non-Employee Plan") which was approved by the Company's stockholders on May 24, 1995, Ames' directors who are not full-time Ames employees may be granted options to purchase Common Stock of the Company. The exercise prices of the options are equal to the fair market value of the Common Stock on the date of grant. The options become exercisable in full six months after date of grant. As of January 25, 1997, Messrs. Basile, Buxbaum, Cohen and Pearlman had been granted 12,500 options each and Mr. Felner and Ms. Shahon had been granted 5,000 options each. Effective on the date of each annual meeting of stockholders of the Company commencing with the 1996 Annual Meeting, each non-employee director of the Company then in office will be granted options to purchase 2,500 shares with the date of grant to be the date of such meeting. All options terminate ten years after date of grant.


EXECUTIVE COMPENSATION

         The following table sets forth each item of compensation paid, earned or awarded over each of the preceding three years to the Chief Executive Officer and the four other most highly paid executive officers serving at January 25, 1997.

                                             SUMMARY COMPENSATION TABLE


                                                                             Long-Term Compensation
                                                                      ------------------------------------
                                    Annual Compensation                       Awards             Payouts
                          --------------------------------------      ---------- ---------    ------------
      Name &                                               Other      Restricted     (#)           LTIP       All
      Principal           Fiscal                            Annual      Stocks    Options/        Payouts    Other
      Position             Year      Salary      Bonus(a)    Comp.     Awards(b)    SARs(c)         (d)     Comp.(e)
---------------------------------------------------------------------------------------------------------------------
                                                                                                                 >
Joseph R. Ettore           1996     $815,385    $575,000      (f)       $   -0-     300,000 (g)     -0-     $39,938
 President & Chief         1995      750,000        -0-       (f)        206,250       -0-          -0-      36,530
 Executive Officer         1994 (h)  481,731     450,000      (f)           -0-     200,000         -0-      26,514


Denis T. Lemire            1996      324,038     140,000      (f)           -0-      59,000         -0-      6,017
 Executive Vice Presi-     1995      300,000        -0-      33,200       96,250       -0-          -0-      1,507
 dent, Merchandising       1994 (i)  132,692      50,000      (f)           -0-      30,000         -0-        352


John F. Burtelow           1996      278,597     112,200      (f)           -0-       9,000         -0-      4,456
 Executive Vice Presi-     1995      263,462        -0-       (f)         96,250       -0-          -0-      1,219
 dent Chief Financial      1994 (j)  125,000        -0-       (f)           -0-      30,000         -0-        422
 Officer

Eugene E. Bankers          1996      224,473      90,853      (f)           -0-       6,300         -0-      8,016
 Senior Vice Presi-        1995      216,361        -0-       (f)         68,750       -0-          -0-      7,677
 dent, Marketing           1994      202,500        -0-       (f)           -0-      21,000         -0-      2,398


David H. Lissy             1996      220,193      88,679      (f)           -0-       6,300         -0-      6,881
 Senior Vice Presi-        1995      214,947        -0-       (f)         68,750       -0-          -0-      6,445
 dent, General Counsel     1994      210,000        -0-       (f)           -0-      21,000         -0-      6,241
 and Corporate Secretary



(a)     Represents certain signing bonuses and bonuses earned under the Annual Incentive
        Compensation Plan (see below).


(b)     Pursuant to the 1995 Long Term Incentive Plan (the "Long Term Plan"; see below),
        Restricted Stock has been awarded to the Chief Executive Officer and to each Executive
        Vice President and each Senior Vice President.  The dollar value of the Restricted Stock award shown in the table is calculated by multiplying the share price of the Company's
        Common Stock on the date of the award by the number of shares awarded.  As of 1/25/97, a total of 345,000 shares of Restricted Stock had been awarded under the Long Term Plan.
        The total aggregate value of these shares was $2,199,375, based on a market price of the
        Company's Common Stock of $6.375 as of 1/25/97.


(c)     Stock Options were granted to certain members of management pursuant to the 1994
        Management Stock Option Plan (see below).


(d)     There were no payouts under the Long Term Plan discussed in (b) above.


(e)     Represents the Company's matching contributions under the Retirement and Savings Plan
        (see below), excess paid life insurance, and for J. Ettore, $31,943, $28,761 and $24,576 of paid disability and life insurance coverage in fiscal years 1996, 1995 and 1994, respectively.


(f)     Represents a car allowance and, for J. Ettore and D. Lemire, a living allowance that for each executive except D. Lemire in fiscal year 1995 aggregated to less than the lesser of
        $50,000 or 10% of the individual executive's total salary and bonus.


(g)     Represents 300,000 options granted to J. Ettore pursuant to an employment contract which is more fully described below.  The grant is subject to stockholder approval.  In the event such approval is not obtained, the employment contract provides, with certain restrictions, that Mr. Ettore will be entitled to 300,000 stock appreciation rights units.


(h)     Joined the Company on June 9, 1994 (see summary description of employment contract in this proxy statement).


(i)     Joined the Company on August 22, 1994 (see summary description of employment contract in this proxy statement).

(j)     Joined the Company on August 1, 1994.

OPTION GRANTS IN LAST FISCAL YEAR

        The table below discloses information regarding grants of stock options and stock appreciation rights (SARs) to the named officers during fiscal year 1996:

                                  Option/SAR Grants in Last Fiscal Year





                                       Individual Grants                              Potential
                       --------------------------------------------------------     Realizable Value
                         Number of       % of                                         at Assumed
                        Securities      Total                                        Rate of Stock
                        Underlying   Options/SARs    Exercise                           Price
                         Options      Granted to     or Base                          Appreciation
                         Granted     Employees in     Price          Expiration      for Option Term
     Name                  #          Fiscal 1996     ($/Sh)           Date          5%        10%
    --------           -----------   ------------    --------     ----------       ------    -------
Joseph R. Ettore        300,000 (a)      36.4%        $2.13            (b)        $177,000   $387,000

Denis T. Lemire           9,000           1.1%         2.81         5/21/2001        7,020     15,390
                         50,000           6.1%         2.32         8/01/2006       73,000    185,000

John F. Burtelow          9,000           1.1%         2.81         5/21/2001        7,020     15,390

Eugene E. Bankers         6,300           0.8%         2.81         5/21/2001       4,914     10,773

David H. Lissy            6,300           0.8%         2.81         5/21/2001       4,914     10,773

         (a) Represents 300,000 options granted to J. Ettore pursuant to an employment contract which is more fully described below. The grant is subject to stockholder approval. In the event such approval is not obtained, the employment contract provides, with certain restrictions, that Mr. Ettore will be entitled to 300,000 stock appreciation rights units.

         (b) For purposes of this calculation, assumed to be five years from date of stockholder approval.

         Pursuant to the 1994 Management Stock Option Plan (the "Option Plan"), the Company may grant options with respect to an aggregate of up to 1,700,000 shares of Common Stock, with no individual optionee to receive in excess of 200,000 shares of Common Stock upon exercise of options granted under the Option Plan. During fiscal year 1996, options with respect to a total of 523,350 shares of Common Stock were issued to certain members of management. After certain terminations and exercises, options with respect to a total of 1,603,980 shares of Common Stock were outstanding as of January 25, 1997.
The exercise prices of the options are equal to the fair market value of the Common Stock on the date the options were granted. Except as noted below, one-third of the shares underlying the options may be purchased annually for each of three years, beginning one year from the grant date. For options granted to J. Ettore in June, 1994, one-fifth of the shares underlying the options may be purchased annually for each of five years, beginning one year after the grant date. For options granted to J. Ettore in July, 1996, once stockholder approval has been obtained, the shares underlying the options may be purchased immediately. For all options granted on May 21, 1996, 100% of the shares underlying the options may be purchased one year after the grant date. The unexercised portion of the options granted under the Option Plan will terminate upon the expiration of five years from the grant date, except as follows: the options granted to J. Ettore in June, 1994 terminate six years from grant date; and the options granted to D. Lemire in August, 1996 terminate ten years from grant date.



AGGREGATED SAR EXERCISES IN LAST FISCAL YEAR AND FY-END SAR/OPTION VALUES

        The table below discloses information regarding aggregated exercises of stock options and SARs by the named executive officers during fiscal year ("FY") 1996 and stock options and SARs held by the named executive officers as of January 25, 1997. There were no stock options or SARs repriced during FY 1996.

          AGGREGATED SAR EXERCISES IN LAST FISCAL YEAR AND FY-END SAR/OPTION VALUES
          ---------------------------------------------------------------------------


                                                         # of Shares            Value of
                                                         Underlying            Unexercised
                                                         Unexercised          In-the-Money
                                                         SARs/Options         SARs/Options
                                                         at 1/25/97          at 1/25/97($)
                           (#)Shares    ($) Value        Exercisable /         Exercisable /
              Name          Exercised    Received        Unexercisable        Unexercisable
       -------------------  ---------    --------       ---------------     ----------------------
       Joseph R. Ettore        -0   -    $  -0-         80,000/420,000 (a)  $210,000/$1,588,500 (a)
       Denis T. Lemire         -0-          -0-         20,000/ 69,000        57,500/   263,585
       John F. Burtelow        -0-          -0-         20,000/ 19,000        51,240/    57,705
       Eugene E. Bankers       -0-          -0-         14,000/ 13,300        18,368/    31,644
       David H. Lissy          -0-          -0-         89,000/ 13,300       206,693/    31,644

         (a) Includes 300,000 options granted to J. Ettore pursuant to an employment contract which is more fully described below. The grant is subject to stockholder approval. In the event such approval is not obtained, the employment contract provides, with certain restrictions, that Mr. Ettore will be entitled to 300,000 stock appreciation rights units.


         In connection with the plan of reorganization, SARs exercisable only for cash, equivalent to 1.2 million shares of the new Common Stock were granted to certain members of management and key employees as compensation for their efforts in restructuring Ames and enabling it to emerge from Chapter 11. After exercises and terminations, SARs equivalent to 166,683 shares (including 75,000 for D. Lissy) were fully vested and outstanding as of January 25, 1997. Each SAR entitles the recipient upon exercise (which may not be later than December 30, 1997) to receive in cash the excess of
(a) the average closing price of a share of Common Stock during the ten trading days prior to the exercise date over
(b) $2.96. The average closing price for the last 10 trading days of fiscal year 1996 was $5.47 per share. During fiscal year 1996, a total of 16,667 SARs were exercised.


LONG TERM INCENTIVE PLAN AWARDS

         There were no awards of Restricted Stock (as defined below) to the named executive officers during fiscal year 1996.

         The Company's 1995 Long Term Incentive Plan (the "Long Term
Plan") was approved by the stockholders on May 24, 1995. The purpose of the Long Term Plan is to promote the long term success of the Company by affording certain officers with an opportunity to acquire an ownership interest in the Company in order to incentivize such persons and to align their financial interests with the stockholders of the Company. Pursuant to the Long Term Plan, the Company may make awards ("Awards") of an aggregate of up to 500,000 shares of Common Stock that are subject to restrictions on transfer thereof ("Restricted Stock") and a cash payment (a "Cash Payment") in an amount up to 50% of the Fair Market Value (as defined in the Long Term Plan) of the Restricted Stock determined as of, and paid on, the third anniversary of the date of grant (the "Vesting Date"). The Cash Payment is intended as an estimate of an Award recipient's Federal income tax liability on the Award (including the Cash Payment) in order to allow the recipient to receive the Restricted Stock free and clear on the Vesting Date.

         The Company officers eligible for Awards under the Long Term Plan are the Chief Executive Officer, each Executive Vice President and each Senior Vice President. The Compensation Committee administers the Long Term Plan.


ANNUAL INCENTIVE COMPENSATION PLAN

         The Company has an Annual Incentive Compensation Plan (the "Annual Bonus Plan") that is subject to annual review by the Compensation Committee and the Board of Directors. The Annual Bonus Plan provides annual incentive cash bonuses based on the achievement of the Company's financial goals for the year (as well as customer service goals for store and field management). Pursuant to the Annual Bonus Plan, bonuses for fiscal year 1996 will be paid in May, 1997. Participants must be active Ames employees at the time the bonus payments are made to earn a bonus.


RETIREMENT AND SAVINGS PLAN

         The Company has a defined contribution retirement and savings plan (the "Retirement and Savings Plan") that is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. Employees who have reached the age of 21 are eligible to participate after one year of service provided they have completed at least 1,000 hours of service in a 12-month period. For each participant's contribution (up to a maximum of 5% of such participant's total compensation), the Company contributes to the Retirement and Savings Plan an amount equal to 50% of such contribution. A participant may contribute to the plan from 1% to 18% of annual compensation on a pre-tax or after-tax basis, or a combination of both. Participants who terminate their employment with the Company are entitled to receive the full amount of their contributions and, depending on the length of the participant's service to Ames, a portion of the Company's matching contributions.

         The following table sets forth as to the named executive officers (those listed in the Summary Compensation Table), and all other officers and employees of Ames as a group, the aggregate matching contributions by Ames under the Retirement and Savings Plan during fiscal year 1996:

                                                   Aggregate Matching
                                                      Contributions
                                                    -----------------

           Joseph R. Ettore                             $    4,846
           Denis T. Lemire                                   4,798
           John F. Burtelow                                  3,237
           Eugene E. Bankers                                 4,867
           David H. Lissy                                    4,861
           All other employees and officers             $2,680,789


RETIREMENT PLAN

         Ames has an unfunded Retirement Plan for Officers/Directors
(the "Retirement Plan"). It provides that every person who is employed by Ames when he or she retires, dies or becomes disabled and who serves as both a full-time officer and a director of Ames and has completed five years of service, not necessarily consecutive, in both of these capacities, is eligible for benefits under the Retirement Plan.

         Benefits under the Retirement Plan are payable upon termination of employment due to retirement, death or disability. The annual benefit is equal to two-thirds of the participant's average annual base salary during the five-year period of highest compensation preceding such termination of employment. The maximum annual benefit under the Retirement Plan is $100,000, reduced by an amount equal to certain of such participant's annual Social Security benefits. Each participant in the Retirement Plan is entitled to benefits for a period of 10 years. Upon the earlier death of the participant, at the Company's option, the future payments as scheduled or the then present value of all unpaid benefits
would be paid to the participant's estate.   Joseph Ettore, current
President, Chief Executive Officer and Director, potentially qualifies for benefits under this plan. As of January 25, 1997, Mr. Ettore had completed approximately thirty-two months of credited service as a full-time officer and director of Ames. No payments were made under this plan in fiscal year 1996.


EMPLOYMENT CONTRACTS, TERMINATION, SEVERANCE
              AND CHANGE-IN-CONTROL ARRANGEMENTS


EMPLOYMENT CONTRACTS

         Set forth below are descriptions of the material features of the employment contracts between the Company and Joseph R. Ettore, President and Chief Executive Officer, and Denis T. Lemire, Executive Vice President-Merchandising.

         The Company is party to an employment agreement with Joseph
Ettore dated June 1, 1996 and expiring May 31, 1999 (the "Ettore Agreement"), pursuant to which Mr. Ettore serves as President and Chief Executive Officer of the Company. Under the Ettore Agreement, Mr. Ettore is entitled to a base salary of $850,000 per year; an annual bonus if earned under the Company's Annual Bonus Plan; a signing bonus of $150,000 (paid in June 1996); an option to acquire 300,000 shares of Common Stock (with an option date grant of July 11, 1996), such grant of options is subject to approval by the Stockholders of the Company no later than its annual meeting to be held in May 1998; in the event such approval is not obtained, Mr. Ettore will receive a cash payment based on an increase in the price of the Company's common stock from July 11, 1996 through the end of the Term of Employment (as such term is defined in the Ettore Agreement); a bonus of $450,000 payable at the end of the Term of Employment; a living allowance of $48,000 per year; and other compensation and benefits in effect from time to time for the Company's senior executive officers.

         During the term of the Ettore Agreement, the Company is required to reimburse Mr. Ettore $12,000 per year for the cost of maintaining a policy insuring the life of Mr. Ettore with a face amount of $500,000 and to provide additional life insurance in the face amount of $500,000. During the term of the Ettore Agreement, the Company shall also maintain a disability insurance policy which shall pay Mr. Ettore 60% of his base salary during any period of disability up to age 65. In addition, the Company shall maintain customary directors' and officers' liability insurance for Mr. Ettore if such insurance is available to the Company at reasonable costs.

         In the event that Ames terminates the employment of Mr. Ettore without cause (as such term is defined in the Ettore Agreement) Mr. Ettore will be entitled to (a) his base salary for the remaining term of the Ettore Agreement when it would otherwise be payable; (b) any annual bonus prorated to the effective date of termination; (c) immediate vesting of his stock options as of the date of termination (or, if applicable, receipt of the cash payment in lieu of options); and (d) coverage under the Company's medical plan for one year after the date of termination. In the event that the employment of Mr. Ettore is terminated by the Company for cause, or if he terminates his agreement other than as specifically contemplated in the Ettore Agreement in connection with a change in control (as such term is defined in the Ettore Agreement) of the Company, he shall receive no further compensation or other benefits under the Ettore Agreement except for any amounts to which he was entitled prorated to the effective date of termination. In the event that there is a change of control and Mr. Ettore terminates employment by providing three months' prior written notice thereof to the Company (given within 30 days of the change in control), he shall be entitled to the same termination entitlement as listed above for termination without cause.

         The Company is party to an employment agreement with Denis Lemire dated August 1, 1996 expiring July 31, 1999 (the "Lemire Agreement"), pursuant to which Mr. Lemire serves as Executive Vice President, Merchandising of the Company. Under the Lemire Agreement, Mr. Lemire is entitled to an initial base salary of $350,000 per year increasing to $400,000 per year over the term of the contract; an annual bonus under the Company's Annual Bonus Plan; a sign-on bonus of $75,000 payable at the end of the Term of Employment (as such term is defined in the Lemire Agreement); an option to acquire 50,000 shares of Common Stock under the 1994 Plan; a living allowance of $18,000 per year; and other compensation and benefits in effect from time to time for the Company's senior executive officers.

         In the event that Ames terminates the employment of Mr. Lemire without cause (as such term is defined in the Lemire Agreement), Mr. Lemire shall be entitled to (a) his base salary for the remaining term of the Lemire Agreement when it would otherwise be payable; (b) any annual bonus prorated to the effective date of termination; (c) immediate vesting of his stock options as of the date of termination; and (d) coverage under the Company's medical plan for one year after the date of termination. In the event that the employment of Mr. Lemire is terminated by the Company for cause, or if he terminates his agreement, he shall receive no further compensation or other benefits under the Lemire Agreement except for any amounts to which he was entitled prorated to the effective date of termination.


INCOME CONTINUATION PLAN

         The named executive officers of Ames (those listed in the Summary Compensation Table), except for Mr. Ettore and Mr. Lemire who have separate contracts (see above), participate in an Income Continuation Plan ("ICP"), which guarantees up to one year's salary in the event of termination other than for cause. Certain other officers of Ames also participate in the ICP.


KEY EMPLOYEE CONTINUITY BENEFIT PLAN

         Ames has a Key Employee Continuity Benefit Plan (the
"Continuity Plan") that covers all officers (Vice President and above) and certain other employees of Ames. If the employment of any participant in the Continuity Plan is terminated by the Company other than for death, disability, cause (as defined in the Continuity Plan) or by the participant for good reason (as defined in the Continuity Plan) within 18 months after a change of control of Ames, the participant will receive a lump sum cash severance payment. The severance payment is 2.99 times Base Compensation for the President and Executive Vice Presidents, 2 times Base Compensation for Senior Vice Presidents and selected Vice Presidents, and 1 times Base Compensation for other Vice Presidents. Base Compensation is defined generally as the sum of the participant's annual base compensation in effect immediately prior to the participant's termination plus one-third of the value of the cash and stock bonuses paid to the participant during the 36 months ending on the date of termination. For purposes of the Continuity Plan, a change of control includes, but is not limited to, the acquisition by any person of beneficial ownership of 20% or more of the Company's outstanding voting securities or the failure of the individuals who constituted the Board of Directors at the beginning of any period of 12 consecutive months to continue to constitute a majority of the Board during such period.


ADDITIONAL INFORMATION WITH RESPECT TO BOARD OF DIRECTORS INTERLOCKS
      AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         Joseph Ettore has been a member of the Board of Directors and an executive officer of the Company since June, 1994. However, he did not participate as a Board member in Board deliberations in fiscal year 1996 relating to his own executive compensation.


         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that would otherwise incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee's Report on Executive Compensation and the Performance Graph that follow below shall not be incorporated by reference into any such filings.


THE COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Company's Board of Directors (the "Committee") is responsible for recommending to the full Board of Directors (the "Board") the compensation to be paid to the Company's principal executive officers, including the Chief Executive Officer ("CEO"), the persons to whom and the amount in which stock options should be granted by the Company under the Company's 1994 Management Stock Option Plan and the persons to whom shares of Restricted Stock should be awarded by the Company under the Long Term Plan. As previously described, the Company currently has employment contracts with Joseph R. Ettore, CEO, and Denis T. Lemire, Executive Vice President, Merchandising. Set forth below is a report submitted by the Committee regarding the compensation policies for fiscal year 1996, as they related to the Company's principal executive officers, including the CEO.


COMPENSATION POLICIES

         In April of each year, the Committee reviews management's proposed annual salaries for principal executive officers for the remainder of the new fiscal year and the beginning of the next fiscal year. In determining whether to accept management's proposed salaries, or recommend different salaries, the Committee considers a number of factors, including but not limited to the following: (1) the Company's financial performance for the prior fiscal year, including whether the Company had a net profit or loss, the amount thereof, the reasons for such performance, and whether such performance was primarily as a result of the executive officers' performance, or whether the performance might have related to unforeseen events or events not in the executives' control; and (2) the extent to which an executive officer achieved certain objectives in his or her area of primary responsibility that might have been set in the prior fiscal year, or otherwise made a significant contribution to the Company. The Committee believes that an important factor in attracting and motivating Ames' executive officers is to insure that the compensation paid to such individuals is competitive with that paid by comparable companies. In its review of management's proposed goals under the Annual Bonus Plan for a fiscal year, the Committee utilizes criteria similar to that which it uses in reviewing annual salaries.

         In considering the grant of stock options to employees, including the Company's principal executive officers, the Committee considers the responsibility level of the position, job performance and salary level, and reviews the long-term objectives of management and the Board.


FISCAL YEAR 1996 EXECUTIVE COMPENSATION

         Employing its compensation review factors described above, the Committee recommended to the Board that management's salary recommendations for its senior executives and the recommendations for eligible participants in, and the Company's goals for, the Annual Bonus Plan for the fiscal year ending January 25, 1997 be adopted. The Committee also reviewed the Company's employment contracts with Messrs. Ettore and Lemire, and the compensation level for John F. Burtelow, Executive Vice President, Chief Financial Officer.

         In accepting the salary recommendations for those executive officers who had served in the prior year, the Committee noted that management's recommended salaries were, for the principal executive officers, slightly higher in the aggregate than the previous year's salaries. The Committee specifically considered that in Fiscal 1995 the Company had increased income before store closing charges and property gains by $2.3 million and, in addition, had taken measures to enhance profitability in future years.

         The Committee approved the grants of stock options to certain members of management in fiscal year 1996 pursuant to the 1994 Management Stock Option Plan (the "Option Plan") that was approved by stockholders in June, 1994. The purpose of the Option Plan is to provide certain key employees of the Company an opportunity to acquire an ownership interest in the Company and thereby create in such employees an increased interest in and greater concern for the welfare of the Company, to retain their continued employment, and to secure and retain the services of persons capable of filling key positions with the Company.
Such options were granted during fiscal year 1996 with an exercise price equal to the market price of the Common Stock on the date of grant, so that individuals receiving such grants benefit only if stockholders benefit through appreciation in the post-grant value of Ames shares.

         The Committee also approved the awards of Restricted Stock to certain officers of the Company in fiscal year 1996 pursuant to the Long Term Plan that was approved by stockholders in May, 1995. The purpose of the Long Term Plan is to promote the long term success of the Company by affording certain officers with an opportunity to acquire ownership interest in the Company in order to incentivize such persons and to align their financial interests with the stockholders of the Company.




                                        The Compensation Committee

                                        Laurie M. Shahon, Chairman
                                        Paul Buxbaum
                                        Sidney S. Pearlman


PERFORMANCE GRAPH


         The following graph compares the changes in the cumulative total return on the Company's Common Stock with the cumulative total return of the NASDAQ Stock Market Index (U.S. Companies) and the cumulative total return of the NASDAQ Retail Stock Index for the period commencing on December 30, 1992 (the first day of trading in the Company's Common Stock) and ending on January 30, 1993, and for the four subsequent fiscal years ended January 29, 1994, January 28, 1995, January 27, 1996 and January 25, 1997. The graph assumes that the value of the investment in Ames Department Stores, Inc. and each index was $100 on December 30, 1992 and that any dividends were reinvested.





























                                  12/30/92    1/29/93   1/28/94   1/27/95   1/26/96   1/25/97
                                  --------    --------  -------   -------   -------   -------
Ames Department Stores, Inc.          100        238       154       159        85       393

CRSP Index for NASDAQ Stock Market
  (U.S. Companies)                    100        104       119       114       158       208

CRSP Index for NASDAQ Retail
   Companies                          100         99       105        94       104       131




TRANSACTIONS WITH MANAGEMENT AND OTHERS


         Mr. Ettore's brother-in-law is principal and partner of Tri-
Star Apparel (f/k/a/ Four Star Apparel) a supplier to the Company. The Company did business with Four Star Apparel prior to Mr. Ettore joining the Company. In fiscal year 1996, in the normal course of business, the Company purchased approximately $1.6 million of merchandise from Tri-Star Apparel. To the knowledge of Ames, there were no other related transactions or business relationships, with directors or executive officers of Ames during fiscal year 1996, or any currently proposed, that would require disclosure.


SECURITY OWNERSHIP OF MANAGEMENT

         As of March 1, 1997, the Company's directors and officers as a group were beneficial owners of 948,565 shares of the Common Stock. As used herein, "beneficial ownership" means the sole or shared power to vote or invest either Common Stock or Warrants, or the right to acquire Common Stock or Warrants within sixty (60) days. To the knowledge of Ames, there were no director or officer reporting delinquencies during fiscal year 1996.

         The Company is not aware of any arrangements, including any pledge by any person of securities of the Company, which may at a subsequent date result in a change of control of the Company.

         Listed below are the number of shares of Common Stock beneficially owned by the named executive officers (those listed in the Summary Compensation Table) and all executive officers as a group as of March 1, 1997:

                                              Total
                                             Shares of
    Name of       Shares of    Exercisable  Common Stock       Percent
   Beneficial    Common Stock    Stock      Beneficially          of
     Owner        Owned (a)    Options (b)     Owned            Class
   -----------   ------------  -----------  -----------        -------
 J. Ettore         105,000       80,000       185,000 (c)        0.9%
 D. Lemire          40,000       20,000        60,000            0.3%
 J. Burtelow        40,000       20,000        60,000            0.3%
 E. Bankers         25,500       21,000        46,500            0.2%
 D. Lissy           25,200       21,000        46,200            0.2%

 Executive Group as
 a whole, including
 the above         392,800      214,500       607,300            2.8%

          (a)  Each named executive, except for Mr.
               Lissy who holds 200 of his shares jointly with his wife and Mr. Burtelow who holds 5,000 of his shares jointly with his wife, has sole voting and investment power in the shares listed. Includes Restricted Stock awarded under the Long Term Plan.

          (b)  Represents shares of Common Stock that
               may be acquired within 60 days through
               the exercise of stock options under
               the 1994 Management Stock Option Plan.

          (c) Excludes 300,000 options granted to J. Ettore pursuant to an employment contract which is more fully described herein. The grant is subject to stockholder approval.
               In the event such approval is not obtained, the employment contract provides, with certain restrictions, that Mr. Ettore will be entitled to 300,000 stock appreciation rights units.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         Through March 31, 1997, Ames is aware of one public filing reflecting beneficial ownership of more than 5% of the total outstanding shares of the Common Stock on the Record Date. DDJ Capital Management, LLC ("DDJ") of 141 Linden Street, Wellesley, MA 02181, has filed a Schedule 13D with the Securities and Exchange Commission indicating that DDJ through its affiliates DDJ Copernicus, LLC, DDJ Galileo, LLC, DDJ Overseas Corp., The Galileo Fund, L.P., The Copernicus Fund, L.P. and Kepler Overseas Corp. had beneficial ownership of 1,301,750 shares of the Company's Common Stock, or 6.3% of the total shares of Common Stock.


RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                       (PROPOSAL NO. 2)


         Upon recommendation of the Audit Committee, the Board of Directors has selected Arthur Andersen LLP, independent public accountants, as auditors of the Company for the fiscal year ending January 31, 1998, subject to ratification by stockholders at the Annual Meeting. It is intended that, unless otherwise directed by the stockholders, proxies will be voted for the ratification and approval of this appointment. A member of the firm of Arthur Andersen LLP will be present at the meeting to make such statements as that firm may desire and to answer questions by stockholders.


         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPOINTMENT OF THE NAMED AUDITORS. YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.




STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING


         Stockholder proposals which are intended to be presented at the 1998 Annual Meeting of Stockholders must be received at the principal executive offices of the Company on or before December 15, 1997. To be eligible for inclusion in the Company's proxy statement and form of proxy relating to such meeting, a proposal must conform to the requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations promulgated thereunder. Any such proposal should be submitted to the attention of David H. Lissy, Secretary, Ames Department Stores, Inc., 2418 Main Street, Rocky Hill, CT 06067-2598.


FORM 10-K OR QUARTERLY REPORTS


         To receive additional financial information about Ames, please write to Margaret E. Wyrwas, Vice President, Corporate Communications & Investor Relations, MS # 1030, 2418 Main Street, Rocky Hill, CT 06067-2598.



EXPENSES OF SOLICITATION


         The expenses of solicitation of proxies hereunder will be paid by the Company. Proxies will be solicited by mail. They may also be solicited by directors, officers and employees of the Company (personally, by mail, telegraph or telephone), but such persons will not be specifically compensated for such services. The Company will reimburse banks, brokers, nominees and other custodians and fiduciaries for their reasonable out-of-pocket expenses in forwarding the proxy soliciting materials to their principals.



  OTHER MATTERS


         The Board of Directors does not intend to present any other business at the meeting and knows of no other matter which will be properly presented. If, however, any other matter calling for a vote of stockholders is properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgement on such matters.




                                By order of the Board of Directors


                                /s/ David H. Lissy

                                -------------------------
April 3, 1997                   David H. Lissy,
                                Secretary

PROXY
                            AMES DEPARTMENT STORES, INC.

                        PROXY FOR ANNUAL MEETING OF SHAREHOLDERS


     The undersigned hereby appoints Francis X. Basile, Paul M. Buxbaum, Alan Cohen, Joseph R. Ettore, Richard M. Felner, Sidney S. Pearlman, Laurie
M. Shahon, or any of them, attorneys and proxies with full power of substitution, to represent and to vote all of the shares of Common Stock of Ames Department Stores, Inc. standing on the books of the Company in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held at the Radisson Hotel and Conference Center, Cromwell, Connecticut, on Wednesday, May 21, 1997, at 10:00 a.m., local time, and at any and all adjournments thereof, upon the matters set forth on the reverse. A majority of said attorneys and proxies shall be present and voting (or if only one shall be present and voting, then that one) in person or by substitute or substitutes at said meeting, or at any adjournments thereof, and shall have and may exercise all of the powers of said attorneys and proxies hereunder. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 3, 1997, and instructs said attorneys and proxies to vote as set forth on the reverse side of this Proxy.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

   (Continued, and to be signed and dated on the reverse side)

The Board of Directors recommends a vote FOR items 1 and 2.


-------------------                        Please mark
   Common Shares                        X   your votes
                                             this way



Item 1 - The election of directors duly nominated:
WITHHELD
Francis X. Basile; Paul M. Buxbaum; Alan Cohen;               FOR    FOR ALL
Joseph R. Ettore; Richard M. Felner; Sidney S.                [ ]     [ ]
Pearlman; Laurie M. Shahon.


WITHHELD FOR:  (Write that nominee's name in the space provided below.)



Item 2 - The ratification and approval of Arthur
Andersen LLP as independent certified public         FOR    AGAINST  ABSTAIN
accountants and auditors for the fiscal year         [ ]      [ ]      [ ]
ending January 31, 1998.



Item 3 - In their discretion, upon such other matters as may properly come before the meeting.


                                      The shares represented by
                                      this Proxy will be voted as
                                      specified.  If no choice is
                                      specified, the proxies will
                                      be voted in favor of
                                      proposals 1 and 2, and
                                      pursuant to Item 3.


                                      Please check this box if
                                      you plan to attend the
                                      Annual Meeting of
                                      Stockholders.  [ ]



Signatures(s)                              Date
               ----------------------           ----------------------

(Where shares are held jointly, each holder must sign. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. If signing as a corporation, please sign the full corporate name by an authorized officer.) PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE.